                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All common stock numbers and per share amounts in this report give effect to a 3-for-1 stock split effected by MindSpring in June 1998.

     CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The following discussion includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

     Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, without limitation, (1) that MindSpring will not retain or grow its subscriber base, (2) that MindSpring will not be able to successfully integrate new subscribers and/or assets obtained through acquisitions, (3) that MindSpring will fail to be competitive with existing and new competitors, (4) that MindSpring will not be able to sustain its current growth, (5) that MindSpring will not adequately respond to technological developments impacting the Internet, and (6) that financing will not be available to MindSpring if and as needed. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in MindSpring's business, and should be read in conjunction with the more detailed cautionary statements included in "Risk Factors" included in
Exhibit 99.2 to this Current Report, as well as MindSpring's other publicly filed reports and documents.

     OVERVIEW

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and Web hosting, both of which we offer in various price and usage plans designed to meet the needs of our subscribers. Web hosting complements our Internet access business and is one of the fastest growing segments of the Internet marketplace. In addition to dial-up Internet access and Web hosting, we offer other value-added services, such as Web page design.

     We offer our subscribers:

           - user-friendly software, containing a complete set of the most popular Internet applications including electronic mail, World Wide Web access, Network News, File Transfer Protocol and Internet Relay Chat;

           - highly responsive customer service and technical support which is available 24 hours a day, seven days a week; and

           - a reliable network that enables subscribers in the 48 contiguous United States and the District of Columbia to access the Internet via a local telephone call.

     Our nationwide network consists of MindSpring-owned points of presence ("POPs") and POPs that are owned by other companies with which we have service agreements. Through these service agreements, we have the flexibility to offer Internet access in a particular market through a MindSpring-owned POP, a third-party network provider's POP or a combination of the two. As part of our efforts to control quality and cost, we typically seek to increase the number of MindSpring-owned POPs in markets where we have higher numbers of subscribers.

     MindSpring has grown rapidly by:

           -     providing superior customer service and technical support;

           -     expanding marketing and distribution activities;

           -     making strategic acquisitions; and

           - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.

     We have increased our subscriber base from approximately 12,000 subscribers at December 31, 1995 to approximately 693,000 subscribers at December 31, 1998, including the Spry, Inc. ("Spry") subscribers acquired from America On-Line, Inc. ("AOL") in October 1998, but excluding the approximately 421,000 subscribers acquired from NETCOM On-Line Communication Services, Inc. ("NETCOM") in February 1999. These acquisitions are described below. As of December 31, 1998, approximately 21,000 of these 693,000 subscribers were Web hosting subscribers.

     In addition, we have rapidly increased revenues and have achieved profitability ahead of other national ISPs. We believe that providing superior service and support to our subscribers has contributed to our achieving significant market penetration in a number of our target markets. We also believe that high geographic concentrations of satisfied subscribers in a particular market reduces the costs of adding new subscribers in that market relative to revenues. This tends to result in higher margins and greater profitability in these markets.



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     From our inception in February 1994 through 1997, we experienced annual net operating losses as a result of efforts to build our network infrastructure and internal staffing, develop our systems, and expand into new markets. During 1997, we generated positive cash flows from operations, with EBITDA of approximately $5 million. We had our first year of profitability in 1998. For the year ended December 31, 1998, we had revenues of approximately $115 million, EBITDA of approximately $23 million, net income of approximately $8.8 million and earnings per share of $0.35, in each case excluding a one-time tax benefit of approximately $1.7 million. Including the one-time tax benefit, our net income for 1998 was approximately $10.5 million and our earnings per share were $0.41.

      We expect to continue to focus on increasing our subscriber base. Increases in our subscriber base will cause our revenues to increase, but will also cause our costs of revenue, selling, general and administrative expenses, capital expenditures, and depreciation and amortization to increase. Our purchases of subscriber bases such as the Spry and NETCOM acquisitions cause an immediate increase in our amortization expense. We generally amortize subscriber acquisitions over a three-year period in approximately equal amounts each year. As more fully described below, we anticipate that, while we will continue to generate positive cash flows from operations and EBITDA during 1999 and 2000, we expect to incur net losses into 2000, principally as a result of amortization expenses related to the Spry and NETCOM acquisitions. If our assumptions are incorrect, our business plans change and/or we undertake additional acquisitions of subscriber bases in the near future, we could continue to incur net losses for a longer period of time. We do not currently have any agreements to make additional acquisitions. There can be no assurance that we will be able to sustain growth in our subscriber base, revenues, cash flows or EBITDA. Also, there can be no assurance that we will be able to achieve or sustain net income in the future.

     Spry Acquisition. On September 10, 1998, we entered into an Asset Purchase Agreement with AOL and Spry, a wholly owned subsidiary of AOL, to purchase assets used in connection with the consumer dial-up Internet access business operated by Spry (the "Spry Agreement"). In that transaction, we acquired Spry's subscriber base of approximately 130,000 individual Internet access customers in the United States and Canada as well as various assets used in serving those customers. These assets included a customer support facility and a leased network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Sprynet" name. On October 15, 1998, the acquisition was completed, at which time, as required by the Spry Agreement, we made an initial cash payment to AOL of $25 million. In late February 1999, we expect to make an additional and final payment to AOL of approximately $7 million. The total purchase price of approximately $32 million for the Spry subscribers and assets was primarily a function of the number of acquired subscribers who remained active with MindSpring as continuing users in good standing after two billing cycles, measured as of December 31, 1998.

     NETCOM Acquisition. On January 5, 1999, we entered into an Asset Purchase Agreement with NETCOM, a wholly owned subsidiary of ICG Communications, Inc. ("ICG"), to purchase assets used in connection with the United States Internet access and Web hosting business operated by NETCOM (the "NETCOM Agreement"). In that transaction, we acquired NETCOM's subscriber base of approximately 400,000 individual Internet access accounts, 18,000 Web hosting accounts, and 3,000 dedicated Internet access accounts in the United States. The acquisition closed


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on February 17, 1999. We paid NETCOM approximately $245 million, consisting of
$215 million in cash and $30 million in MindSpring common stock (376,116 shares, at a price per share of $79.76). In addition to the NETCOM subscriber base, MindSpring also acquired various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Brazil, Canada and the United Kingdom). NETCOM, which will change its name in the near future, has retained the network assets used to serve those subscribers. MindSpring will be able to purchase access to that network at favorable rates under a network services agreement (the "Network Agreement"). The Network Agreement has a term of one year with an option for a second year on potentially different terms to be agreed upon by the parties. During the first year under the Network Agreement, we are obligated to pay at least $27 million for network services, as long as the services provided meet specified performance levels.

     Credit Facility. On February 17, 1999, we entered into a credit agreement with First Union National Bank and several other lenders. The credit agreement provides for a $100 million revolving credit facility that may be increased at our option to $200 million with the approval of First Union and the other lenders under the credit agreement. The credit facility will mature on February 17, 2002. The credit facility is to be used to fund working capital and for general corporate purposes, including permitted acquisitions. On February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. Our obligations under the credit facility are secured by substantially all of MindSpring's assets. The credit facility is described more fully under "Description of Secured Credit Facility" included as Exhibit 99.3 to this report.

     Anticipated Effects of the Spry and NETCOM Acquisitions. The Spry and NETCOM acquisitions represent significant growth opportunities and challenges for MindSpring. Both acquisitions were of large customer bases and related assets which, as previously operated stand-alone entities, were historically unprofitable. We expect to incur net losses into 2000, primarily as a result of the amortization expense associated with the Spry and NETCOM acquisitions. We expect that annual amortization expense attributable to these transactions will be between approximately $85 million and $90 million per year for the next three years. In addition, we face the significant challenge of integrating the acquired customers and assets into MindSpring's operations. The integration process is most time and resource intensive during the sixty- to ninety-day period immediately after completion of an acquisition, and involves, among other things:

           - communication with and increased technical and customer support to acquired subscribers;

           - network supervision, provisioning and maintenance, including of third-party networks;

           - increased management time and resources related to hiring and integration of new employees to support acquired subscribers;

           - integration of acquired subscribers into MindSpring's billing systems; and

           - attempting to bring the cost structures associated with the acquired subscribers and assets into alignment with MindSpring's historical cost structure.

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


     The Spry subscribers and assets were substantially integrated into MindSpring's operations as of December 31, 1998. Net income for the fourth quarter of 1998 was $1.9 million, excluding a one-time tax benefit of $1.8 million, compared to approximately $4.0 million for the third quarter of 1998. This decrease resulted primarily from $2.3 million in amortization costs during the fourth quarter attributable to the Spry acquisition.

     The NETCOM acquisition will significantly increase MindSpring's customer base from 693,000 to approximately 1,100,000. Principally as a result of the NETCOM acquisition, we expect that we will incur net losses into 2000. Even though we expect to incur net losses, we expect to continue to generate increased revenues and EBITDA as we continue to increase our subscriber base. We believe that reducing the historical costs associated with the acquired NETCOM subscribers to levels that approximate MindSpring's historical costs of providing Internet access to its subscribers will contribute to our ability to reduce net losses in the future. We expect that these cost reductions will be achieved in part as a function of:

           - the Network Agreement, through which MindSpring expects initially to provide service to the majority of the acquired NETCOM subscribers and which MindSpring expects will be at a lower cost than that reported by NETCOM; and

           - economies of scale in selling, general and administrative costs, particularly in the areas of numbers of employees and salaries, operating leases, and marketing expenses.

     By "economies of scale" we mean that, as the number of subscribers we serve increases, the costs and expenses per subscriber decrease. There can be no assurance that we will achieve these anticipated cost reductions in a timely manner or at all. If the cost reductions are lower than anticipated, other costs increase, and/or revenues decline, our EBITDA and net income would also decline, which would have a material adverse effect on our business, results of operations and financial condition, including our liquidity and capital resources.

     Revenues. MindSpring derives revenue primarily from monthly subscriptions from individuals for dial-up access to the Internet. Monthly subscription fees vary by billing plan. Under MindSpring's current pricing plans, customers have a choice of two "flat rate" plans (The Works and Unlimited Access) and two "usage-sensitive" plans (Standard and Light). MindSpring also has a prepayment plan available to all dial-up subscribers which allows subscribers to prepay their access fees for either one or two years at a discounted rate. For the years ended December 31, 1998 and 1997, the average monthly recurring revenue per dial-up subscriber was approximately $20. Average monthly recurring revenue is calculated by dividing monthly recurring revenue plus usage charges for non-"flat rate" subscribers by the total number of subscribers. Start-up fees for new subscribers vary depending upon the promotional method by which the subscriber is acquired, ranging from $0 up to a maximum of $25. Aggregate subscriber start-up fees are sufficient to cover the aggregate costs of direct materials, mailing expenses, and licensing fees associated with new subscribers. A majority of MindSpring's individual subscribers pay their MindSpring fees automatically by pre-authorized monthly charges to the subscriber's credit card.

     In addition, MindSpring earns revenue by providing Web-hosting, domain registration and Web page design services, Web-server co-location and full-time dedicated access


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connections to the Internet. MindSpring's Web-hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. MindSpring currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring had approximately 21,000 Web hosting subscribers as of December 31, 1998, not including the Web-hosting subscribers acquired from NETCOM. Through our domain registration services, MindSpring offers subscribers the ability to personalize electronic mail addresses and URLs (Uniform Resource Locators). The services described in this paragraph have been classified as business services in MindSpring's statements of operations and in the "Results of Operations" table shown below.

     Costs. MindSpring's costs include (1) costs of revenue that are primarily related to the number of subscribers; (2) selling, general and administrative expenses that are associated more generally with operations; and (3) depreciation and amortization, which are related to the number of MindSpring-owned POPs and servers, and the deferred costs associated with acquired customer bases.

     Costs of revenue that are primarily related to the number of subscribers include both recurring costs and subscriber start-up expenses. Recurring costs of revenue consist primarily of the costs of telecommunications facilities necessary to provide service to subscribers. Telecommunications facilities costs include (1) the costs of providing local telephone lines into each MindSpring-owned POP; (2) costs related to the use of third-party networks pursuant to services agreements; and (3) costs associated with leased lines connecting each MindSpring-owned POP and third-party network to MindSpring's hub and connecting MindSpring's hub to the Internet backbone. Start-up expenses for each subscriber include primarily the cost of diskettes and other product media, manuals, and packaging and delivery costs associated with the materials provided to new subscribers. MindSpring does not defer any subscriber start-up expenses.

     Selling, general and administrative costs are incurred in the areas of sales and marketing, customer service and support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as MindSpring's scope of operations increases. We may determine to significantly increase the level of marketing activity to increase the rate of subscription growth. A significant increase in marketing activity would have a short-term negative impact on net income. We believe that these increased costs would be more than offset by anticipated increases in revenue attributable to overall subscriber growth. However, there can be no assurance that we will be able build, increase or maintain our subscriber base in a given market to the extent necessary to generate sufficient revenues to offset these marketing expenses. MindSpring does not defer any sales or marketing expenses.

      As MindSpring expands into new markets, both costs of revenue and selling, general and administrative expenses will increase. To the extent MindSpring opens MindSpring POPs in new markets, these costs and expenses may also increase as a percentage of revenue in the short-term for the period immediately after a new MindSpring POP is opened. Many of the fixed costs of providing service in a new market through a new MindSpring POP are incurred before significant revenue can be expected from that market. However, to the extent that we expand into new markets by using third-party POPs instead of opening our own POPs, MindSpring's incremental monthly recurring costs will consist primarily of the


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fees to be paid to third parties under network services agreements. In general, the margins on those subscribers will initially be higher than if we had opened our own POP in new markets. When a market matures, if the market is served through purchased, third-party network services rather than MindSpring-owned POPs, costs of revenue as a percentage of revenue will tend to be higher, and therefore, margins on subscribers will tend to be lower. This is because the full costs of using third-party networks is included in costs of revenue, as compared to the costs of using MindSpring-owned POPs, a portion of which is included in depreciation and amortization. In addition, in more mature markets, where we have greater concentrations of subscribers, we generally can provide services at a lower cost per subscriber through MindSpring-owned POPs after the initial period when related expenses are higher. This depends in part on how much we must pay for local area telecommunications charges.

      For the first year of the Network Agreement with NETCOM, we will pay favorable rates for use of NETCOM's POPs. These rates are generally comparable to the costs of using MindSpring POPs. We have an option for a second year under that agreement, but on potentially different terms to be negotiated and agreed upon by both parties. The Network Agreement should contribute to our ability to reduce future net losses. However, the cost advantages of providing services to MindSpring subscribers through the Network Agreement may be offset if there are operating inefficiencies, network reliability issues or technical support difficulties due to the fact that NETCOM is just beginning to offer network services as a third-party provider for companies such as MindSpring.

      We have added, and may in the future continue to add, MindSpring subscribers by purchasing customer bases from other ISPs. MindSpring amortizes such purchased customer bases using the straight-line method over a period of three years, commencing when the purchase is completed. This amortization has a negative effect on net income. Therefore, to the extent we continue to expand our subscriber base through acquisitions such as the Spry and NETCOM acquisitions, we will continue to experience increased amortization expense.



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
RESULTS OF OPERATIONS

     The following table shows financial data for the years ended December 31, 1998, 1997, and 1996. Operating results shown for 1998 do not reflect the NETCOM acquisition. Operating results for any period are not necessarily indicative of results for any future period. Dollar amounts (except per share data) are shown in thousands.

                                                         Year Ended                Year Ended                Year Ended
                                                      December 31, 1998         December 31, 1997         December 31, 1996
                                                      --------------------      --------------------      --------------------
                                                                     % of                     % of                        % of
                                                      (000's)       Revenue     (000's)     Revenue       (000's)       Revenue
STATEMENTS OF OPERATIONS DATA:
Revenues:
   Dial-up access to Internet.....................   $     95,852       84     $  40,925          78      $  13,420         74
   Business services..............................         14,735       13         7,711          15          2,286         13
   Start-up fees..................................          4,086        3         3,920           7          2,426         13
                                                     ------------     ----     ---------        ----      ---------       ----
         Total revenue............................   $    114,673      100     $  52,556         100      $  18,132        100

Cost and expenses:
   Cost of revenues-recurring.....................   $     31,724       28     $  15,202          29      $   6,332         35
   Cost of revenues-start-up fees.................          2,612        2         1,620           3          1,876         10
   Selling, general, and administrative...........         57,324       50        30,784          59         14,161         78
                                                     ------------     ----     ---------         ---         ------        ---

   Customer base amortization.....................          7,048        6         4,210           8          1,521          8
   Depreciation...................................          8,179        7         4,485           9          1,764         10
                                                     ------------     ----     ---------         ---         ------        ---
Operating income (loss)...........................          7,786        7        (3,745)         (7)        (7,522)       (42)
   Interest  income (expense), net................          1,214        1          (338)         (1)           (90)        (1)
                                                     ------------     ----     ---------         ---         ------        ---
Pre tax income (loss).............................          9,000        8        (4,083)         (8)        (7,612)       (42)
   Provision for income taxes.....................          1,544        1             -           -              -          -
                                                     ------------     ----     ---------         ---         ------        ---
Net income (loss).................................   $     10,544        9     $  (4,083)         (8)     $  (7,612)       (42)
                                                     ============     ====     =========         ===         ======        ===

PER SHARE DATA:

Diluted net income (loss) per share...............   $       0.41              $   (0.18)                 $   (0.48)
Weighted average common shares
outstanding.......................................         25,431                 22,542                     15,758

OPERATING DATA:
Approximate number of subscribers at end of year..        693,000                278,300                    121,794
Number of MindSpring employees at end of year.....            977                    502                        321
EBITDA (1)........................................   $     23,013       20     $   4,950           9      $  (4,237)       (23)
                                                     ------------     ----     ---------        ----         ------        ---

CASH FLOW DATA:
Cash Flow (used in) from operations...............   $     35,501              $  11,354                  $  (2,005)
Cash flow (used in) from investing activities.....   $    (47,647)             $  (9,002)                 $ (21,336)
Cash flow (used in) from financing activities.....   $    170,503              $  (2,619)                 $  32,569

(1) EBITDA represents operating income (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenue for the year ended December 31, 1998 totaled approximately $114.7 million, as compared to approximately $52.6 million for the year ended December 31, 1997. This approximately 118% increase in period revenues resulted primarily from an approximately 150% increase in subscribers. The greater proportional increase in subscribers was principally due to the acquisition of Spry subscribers from AOL during the fourth quarter of 1998. Revenues from dial-up access to the Internet for the year ended December 31, 1998 represented approximately 84% of the revenue, compared to approximately 78% for the year ended December 31, 1997. Business services revenue decreased as a percentage of revenue to approximately 13% for the year ended December 31, 1998, compared to approximately 15% for the year ended December 31, 1997. This decrease is primarily attributable to the large amount of dial-up customers added through acquisitions in 1998. Subscriber start-up fees accounted for 3% of revenue for the year ended December 31, 1998, as compared to approximately 7% for the year ended December 31, 1997. MindSpring anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenue.

     Cost of revenues-recurring. For the year ended December 31, 1998, cost of revenues-recurring decreased to approximately 28% of total revenue, compared to approximately 29% of total revenue for the year ended December 31, 1997. Cost of revenues-recurring also decreased as a percentage of dial-up access revenue to approximately 33% for the year ended December 31, 1998 from approximately 37% for the year ended December 31, 1997. Not taking into account approximately $2 million in discounts we received in 1998 under our network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 35% of total dial-up access revenue. Not taking into account approximately $2.1 million in discounts we received in 1997 under the network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 42% of total dial-up access revenue. The discounts earned under the network services agreement with PSINet ended in October 1998. This decrease of cost of revenues-recurring as a percentage of total revenue and as a percentage of dial-up access revenue resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

     Selling, general, and administrative expenses. Selling, general, and administrative expenses were approximately 50% of revenue for the year ended December 31, 1998, compared to approximately 59% of revenue for the year ended December 31, 1997. The decrease in selling, general, and administrative expenses as a percentage of revenue resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and from cost control efforts implemented by MindSpring's management.

     EBITDA Margin. EBITDA margin refers to EBITDA as a percentage of revenues. EBITDA margin increased to approximately 20% for the year ended December 31, 1998, compared to 9% for the year ended December 31, 1997. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

     Depreciation and amortization. Depreciation and amortization expenses decreased to approximately 13% of revenues for the year ended December 31, 1998, compared to approximately 17% of revenues for the year ended December 31, 1997. Amortization expense declined slightly to 6% of total revenues for the year ended December 31, 1998, compared to approximately 8% for the year ended December 31, 1997. Amortization expense resulted solely from acquired subscriber bases, which are being amortized over three years. Depreciation expense was approximately 7% of total revenues for the year ended December 31, 1998, compared to approximately 9% for the year ended December 31,

1997. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in the cost of new equipment and improved operating efficiencies within MindSpring's network. MindSpring anticipates amortization expense to increase as a percentage of revenues as a result of the Spry and NETCOM acquisitions.

     Interest income (expense). The following table details the increase in interest income in 1998 compared to 1997:

                                                                                 1998                       1997
                                                                                 ----                       ----
   Interest on capital leases.....................................             $ (754,000)               $(473,000)
   Interest on PSINet notes.......................................               (136,000)                (276,000)
   Interest income - other........................................              2,104,000                  411,000
                                                                                ---------                 --------

   Interest income (expense) net..................................             $1,214,000                $(338,000)
                                                                                =========                 ========

     Interest on capital leases increased for the year ended December 31, 1998, compared to the year ended December 31, 1997, because MindSpring entered into several new capital leases for equipment at the end of 1997. Interest income increased in 1998 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows and two public equity offerings completed during the year. See "Liquidity and Capital Resources".

     Income tax provision. For the year ended December 31, 1998 MindSpring recorded a benefit for income taxes due to a one time benefit taken in the fourth quarter of the year as a result of the removal of the valuation allowance associated with MindSpring's deferred tax assets. MindSpring is continually assessing its income tax situation and management believes that it is "more likely than not" that the deferred tax assets will be realized in the future. In the future, MindSpring expects to report taxable earnings, even though we expect to be incurring net losses at the same time. This is principally due to the requirement that, for tax purposes, subscriber acquisition costs must be amortized over 15 years, compared to the three-year period applied for accounting purposes. For the year ended December 31, 1997, no income tax benefit was recognized as MindSpring had a net taxable loss for the year.

     Net income (loss) and income (loss) per share. As a result of the factors discussed above, MindSpring's net income for the year ended December 31, 1998 was $10.5 million, or $0.41 income per diluted share, compared to a net loss of $4.1 million, or $0.18 basic and diluted loss per share, for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues for the year ended December 31, 1997 totaled approximately $52.6 million, as compared to approximately $18.1 million for the year ended December 31, 1996. The approximately 190% increase in revenues resulted primarily from an approximately

129% increase in subscribers. Revenues increased in a greater proportion than subscribers due to the subscribers acquired from PSINet Inc. during the fourth quarter of 1996. Revenues from dial-up access to the Internet for the year ended December 31, 1997 represented approximately 78% of the revenue, compared to approximately 74% for the year ended December 31, 1996. Business services revenue increased slightly to approximately 15% of revenues for the year ended December 31, 1997, compared to approximately 13% for the year ended December 31, 1996. This increase is primarily attributable to the increase in the number of MindSpring's web hosting customers. Subscriber start-up fees accounted for 7% of revenues for the year ended December 31, 1997, as compared to approximately 13% for the year ended December 31, 1996. MindSpring anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenues.

     Cost of revenues-recurring. For the year ended December 31, 1997, cost of revenues-recurring decreased to approximately 29% of total revenues, compared to approximately 35% of total revenues for the year ended December 31, 1996. Cost of revenues-recurring also decreased as a percentage of dial-up access revenue from approximately 47% for the year ended December 31, 1996 to approximately 37% for the year ended December 31, 1997. Not taking into account approximately $2.1 million in discounts we received in 1997 under the PSINet Services Agreement, cost of revenues-recurring would have been approximately 42% of total dial-up revenue for the year ended December 31, 1997, compared to approximately 47% for the year ended December 31, 1996. This decrease in cost of revenues-recurring as a percentage of total revenues and as a percentage of dial-up access revenues resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

     Selling, general, and administrative expenses. Selling, general, and administrative expenses were approximately 59% of revenues for the year ended December 31, 1997, compared to approximately 78% of revenues for the year ended December 31, 1996. The decrease in selling, general, and administrative expenses as a percentage of revenues resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and to cost control efforts implemented by MindSpring's management.

     EBITDA Margin. EBITDA margin increased to approximately 9% for the year ended December 31, 1997, compared to (23)% for the year ended December 31, 1996. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses, as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

     Depreciation and amortization. Depreciation and amortization expenses decreased to approximately 16% of revenues for the year ended December 31, 1997, compared to approximately 18% of revenues for the year ended December 31, 1996. Amortization expense remained steady at approximately 8% of revenue for both the years ended December 31, 1997 and December 31, 1996. Amortization expense resulted primarily from acquired customer bases which are being amortized over three years. Depreciation expense was approximately 8% of total revenues for the year ended December 31, 1997, compared to approximately 10% for the year ended December 31, 1996. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in cost of new equipment and improved operating efficiencies within MindSpring's network.

     Interest income (expense). The following table details the increase in interest expense in 1997 compared to 1996:

                                                                                 1997                       1996
                                                                                 ----                       ----

   Interest on capital leases.....................................            $  (473,000)              $  (91,000)
   Interest on PSINet notes.......................................               (276,000)                (324,000)
   Interest income - other........................................                411,000                  325,000
                                                                                 --------                 --------

   Interest expense, net..........................................            $  (338,000)              $  (90,000)
                                                                                 ========                 ========

Interest on capital leases increased for the year ended December 31, 1997, compared to the year ended December 31, 1996, because MindSpring entered into several new capital leases for equipment. Interest income increased in 1997 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows.

      Income tax provision. For the years ended December 31, 1997 and 1996, no income tax benefit was recognized because MindSpring had a net taxable loss for the year.

      Net income (loss) and income (loss) per share. As a result of the factors discussed above, MindSpring's net loss for the year ended December 31, 1997 was $4.1 million, or $(0.18) basic and diluted loss per share, compared to a net loss of $7.6 million, or $(0.48) basic and diluted loss per share, for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

      For the year ended December 31, 1998, MindSpring generated net cash from operations of approximately $35.5 million, compared to $11.4 million for the year ended December 31, 1997, an increase of approximately 212.7%. During 1998, we used approximately $27.3 million from cash flows from operations to fund purchases of subscriber bases. $25 million of this amount was paid to AOL on October 15, 1998 in partial payment for the Spry acquisition with the balance of $7 million to be paid in late February 1999. During 1998, we spent a total of approximately $20.2 million related to purchases of telecommunications equipment necessary for the provision of service to subscribers. We did not enter into any capital lease agreements in 1998, compared to approximately $8.4 million incurred in 1997 under capital leases for equipment acquisition. At December 31, 1998, MindSpring's capital lease obligations and minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year amounted to approximately $5.7 million for capital leases, and approximately $10 million for non-cancelable operating leases.

      During 1998, MindSpring generated approximately $170.5 million from financing activities, consisting primarily of two public equity offerings. In June 1998, MindSpring sold 3,000,000 shares of common stock at a public offering price of $17.67 per share. Proceeds from the June offering, net of underwriting discounts and offering expenses, were approximately $49.8 million. In December 1998, MindSpring sold 2,300,000 shares of common stock at a public offering price of $57 per share. Proceeds from the December offering, net of underwriting discounts and offering expenses, were approximately $124.8 million. Cash used for financing activities consisted of approximately $4.6 million for capital lease obligations and the final payment to PSINet Inc. due under a promissory note issued in connection with MindSpring's 1996 purchase from PSINet of subscribers and certain other assets and rights related to PSINet's U.S. consumer dial-up Internet access business. The final payment to PSINet was made in December 1998. During 1997, cash used for financing activities consisted primarily of approximately $2.6 million in payments for capital lease obligations and repayments of promissory notes to PSINet.

     As of December 31, 1998, MindSpring had cash on hand of approximately $167.7 million. On February 17, 1999, we paid $215 million in cash in connection with the closing of the NETCOM acquisition, approximately $80 million of which we borrowed under our $100 million secured revolving credit facility. The credit facility, which matures on February 17, 2002, is more fully described under the "Description of Secured Credit Facility" included in Exhibit 99.3 to this report. After paying the amounts indicated for the NETCOM acquisition on February 17, 1999, we had remaining cash on hand of approximately $35 million, of which we expect to pay approximately $7 million to AOL for the balance of the consideration due for the Spry acquisition.

     MindSpring's future capital requirements depend on various factors including, without limitation:

           - our ability to integrate successfully the subscribers and assets acquired from Spry and NETCOM, which requires us to reduce the costs previously associated with those subscribers and assets to approximate MindSpring's historical cost structure;

           -     the rate of market acceptance of MindSpring's services;

           -     our ability to maintain and expand our subscriber base;

           -     the rate of expansion of MindSpring's network infrastructure;

           - the resources required to expand our marketing and sales efforts, and

           - the availability of hardware and software provided by third-party vendors.

     We currently estimate that our cash and financing needs for 1999, assuming reasonable internal growth, can be met by cash on hand, amounts available under the credit facility, additional capital financing arrangements, and cash flow from operations. If our expectations change regarding our capital needs due to market conditions, strategic opportunities or otherwise, then our capital requirements may vary materially from those currently anticipated. We do not currently have any commitments for any additional financing, and there can be no assurance that if and when we need additional capital it will be available on terms that are acceptable to us, if at all. If additional capital financing arrangements, including public or private sales of debt or equity securities, or additional borrowings from commercial banks are insufficient or unavailable, or if we experience shortfalls in anticipated revenues or increases in anticipated expenses, we will be required to modify our growth and operating plans to match available funding. Any additional equity financing may be on terms that are dilutive or potentially dilutive to MindSpring's stockholders. Debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters and incurring additional debt may further limit MindSpring's ability to raise additional capital. In addition, the credit facility contains restrictions on our ability to incur additional debt and to issue some types of convertible or redeemable capital stock, as described under the "Description of Secured Credit Facility" included in Exhibit 99.3 to this report.

     MindSpring frequently engages in discussions involving potential business acquisitions. Depending on the circumstances, MindSpring may not disclose material acquisitions until completion of a definitive agreement. MindSpring may determine to raise additional debt or equity capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in MindSpring's growth rate could materially affect MindSpring's operating and financial expectations and results, liquidity and capital resources.

     Market Risks. We believe our exposure to market rate fluctuations on our investments is nominal due to the short-term nature of those investments. We have no material future earnings or cash flow exposures with respect to our outstanding capital leases, which are all at fixed rates. To the extent MindSpring has borrowings outstanding under the credit facility, we would have market risk relating to those amounts because the interest rates under the credit facility are variable. At present, we have no plans to enter into any hedging arrangements with respect to those borrowings.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, MindSpring was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" applied to MindSpring. Neither statement had any impact on MindSpring's financial statements as MindSpring does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. MindSpring will continue to review these statements over time, in particular, SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

YEAR 2000

     Introduction. The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the

"1900's." These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

     State of Readiness. MindSpring has established a Year 2000 Program Office to coordinate appropriate activity and report to the Board of Directors on a continuing basis with regard to the Year 2000 issue. MindSpring's Year 2000 Program Office has developed and is currently implementing a comprehensive plan (the "Year 2000 Program") for MindSpring to become Year 2000 ready. The Year 2000 Program consists of six phases: (1) project planning and inventory of all of MindSpring's assets, (2) assessment, (3) renovation (whether by upgrade or replacement), (4) testing and validation, (5) implementation and (6) creation of contingency plans in the event of year 2000 failures.

            The Year 2000 Program covers: (1) software products which are supplied by MindSpring to its customers, (2) MindSpring's information technology and operating systems ("IT Systems"), and (3) MindSpring's non-information technology systems, including embedded technology ("Non-IT Systems"). In addition, the Program calls for MindSpring to identify and assess the systems and services of MindSpring's major vendors, third party network service providers and other material service providers ("Third Party Systems"), and take appropriate remedial actions and develop contingency plans where appropriate in connection with such Third Party Systems.

     MindSpring supplies its customers with a software package which, among other things, allows its customers to access MindSpring's services. The software package consists of internally developed software (e.g., the MindSpring Internet Desktop interface) which is bundled with third party software (collectively, the "Access Product"). MindSpring believes that the current shipping version of its software package (including the MindSpring Internet Desktop) is Year 2000 ready.

     MindSpring has substantially completed the inventory phase of the Year
2000 Program for both its IT Systems and Non-IT Systems and has completed a majority of the assessment phase of the Year 2000 Program for the IT Systems and Non-IT Systems. MindSpring anticipates that it will complete the first two phases for those systems during the first quarter of 1999. The Year 2000 Program calls for the completion of all six phases for both IT and Non-IT Systems by the end of the second quarter of 1999.

     MindSpring has performed a technical review of many of the more critical Third Party Systems and has surveyed the publicly available statements issued by the vendors of those systems. Additionally, MindSpring has recently sent inquiry letters to its significant providers of Third Party Systems requesting information regarding their vulnerability to Year 2000 issues and whether the products and services purchased from those entities are Year 2000 compliant. MindSpring intends to pursue appropriate responses to those inquiries and will evaluate the responses it receives.

     MindSpring recently completed its acquisition of Spry, Inc. MindSpring is developing appropriate plans to identify and address Year 2000 related concerns with Spry as part of the natural integration of the Spry operation into MindSpring. Management believes that the Spry operation will not present any significant Year 2000 issues to MindSpring.

     MindSpring also recently acquired customers and assets of NETCOM, and intends to develop plans to identify and address Year 2000 related concerns with NETCOM as part of the natural integration of the NETCOM operation into MindSpring.

     MindSpring has not deferred any specific IT project due to the Year 2000 Program. MindSpring has engaged a consulting firm to assist it in completing the inventory and assessment phases of its Year 2000 Program, and to assist it in its Year 2000 Program management.

     Costs. As of December 31, 1998, MindSpring has incurred expenses of approximately $75,000 in connection with the implementation of the Year 2000 Program Office and Year 2000 Program. MindSpring estimates that an additional $250,000 to $300,000 in expenses will be incurred by MindSpring through the remainder of the Year 2000 Program. These costs will be expensed as incurred. The costs and estimates provided include MindSpring's estimate of the cost of internal resources directly attributable to MindSpring's Year 2000 Program, but do not yet include additional costs which may be incurred in connection with expanding the Year 2000 Program to include the systems and products acquired in the Spry and NETCOM transactions. MindSpring has funded, and anticipates that it will continue funding, the costs of the Year 2000 Program from cash flows. The estimates for the costs of the Year 2000 Program are based upon management's best estimates and may be updated or revised as additional information becomes available. MindSpring currently believes these costs will not have a material effect on MindSpring's financial condition, liquidity or results of operations. MindSpring's estimates of Year 2000-related costs may change, however, depending on MindSpring's Year 2000 evaluation of the assets acquired from NETCOM.

     Risks. The failure by MindSpring to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Presently, however, MindSpring perceives that its most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third party services or products.

     Specifically, MindSpring is heavily dependent on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network services or equipment provided to MindSpring by third party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition. MindSpring is not presently aware of any vendor related Year 2000 issue that is likely to result in this type of disruption.

     Furthermore, MindSpring's business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected.

     Although there is inherent uncertainty in the Year 2000 issue, MindSpring expects that as it progresses in its Year 2000 Program the level of uncertainty about the impact of the Year 2000 issue on MindSpring will be reduced significantly and MindSpring should be better positioned to identify the nature and extent of material risk to MindSpring as a result of any Year 2000 disruptions.

     Contingency Plans. The Year 2000 Program calls for the development of contingency plans for at-risk functions. MindSpring has established a Contingency Plan Committee to monitor and address the development of contingency plans. Due to the current phase in which MindSpring is in of its Year 2000 Program, MindSpring is currently unable at this time to fully assess its risks and determine what contingency plans, if any, need to be implemented by MindSpring. As MindSpring progresses in its Year 2000 Program and identifies specific risk areas, MindSpring intends to timely implement appropriate remedial actions and contingency plans.

     The estimates and conclusions included in this discussion contain forward-looking statements and are based on management's best estimates of future events. MindSpring's expectations about risks, future costs and the timely completion of its Year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include MindSpring's success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues. The foregoing Year 2000 discussion and the information contained herein is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998.

                          INDEX TO FINANCIAL STATEMENTS

MINDSPRING ENTERPRISES, INC.

                                                                                       PAGE

Report of Independent Public Accountants .......................................        F-2

Balance Sheets as of December 31, 1998 and 1997.................................        F-3

Statement of Operations for the years ended December 31, 1998, 1997
            and 1996............................................................        F-4

Statement of Stockholders' Equity for the years ended December 31,
            1998, 1997 and 1996.................................................        F-5

Statements of Cash Flows for the years ended December 31,
            1998, 1997 and 1996.................................................        F-6

Notes to Financial Statements...................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MindSpring Enterprises, Inc.:


We have audited the accompanying balance sheets of MINDSPRING ENTERPRISES, INC. (a Delaware corporation) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MindSpring Enterprises, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 17, 1999

                          MINDSPRING ENTERPRISES, INC.
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)


                                                                                    1998                           1997
                                                                               --------------                  ------------
                                     ASSETS
CURRENT ASSETS:
    Cash and cash equivalents   . . . . . . . . . . . . . . . . . . . . . . .  $      167,743                  $      9,386
    Trade receivables, net of allowance for doubtful accounts of
      $1,224 and $751 at December 31, 1998 and 1997, respectively   . . . . .           3,278                         2,002
    Deferred income taxes (Note 8)  . . . . . . . . . . . . . . . . . . . . .           3,421                             -
    Prepaids and other current assets.........  . . . . . . . . . . . . . . .             758                         1,042
                                                                               --------------                  ------------
         Total current assets . . . . . . . . . . . . . . . . . . . . . . . .         175,200                        12,430
                                                                               ---------------                 ------------

PROPERTY AND EQUIPMENT:
    Computer and telecommunications equipment   . . . . . . . . . . . . . . .          35,580                        18,050
    Assets under capital lease  . . . . . . . . . . . . . . . . . . . . . . .           9,546                         9,916
    Other.............  . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,821                         1,805
                                                                               --------------                  ------------
                                                                                       49,947                        29,771
    Less:  accumulated depreciation   . . . . . . . . . . . . . . . . . . . .         (14,106)                       (6,133)
                                                                               --------------                  ------------
         Property and equipment, net  . . . . . . . . . . . . . . . . . . . .          35,841                        23,638
                                                                               --------------                  ------------

OTHER ASSETS:
    Acquired customer base, net (Notes 1 and 2)   . . . . . . . . . . . . . .          34,742                         7,478
    Deferred income taxes (Note 8)  . . . . . . . . . . . . . . . . . . . . .           1,123                             -
    Other.............  . . . . . . . . . . . . . . . . . . . . . . . . . . .             693                           740
                                                                               --------------                  ------------
         Total other assets . . . . . . . . . . . . . . . . . . . . . . . . .          36,558                         8,218
                                                                               --------------                  ------------
                                                                                 $    247,599                  $     44,286
                                                                                 ============                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Trade accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . .  $        3,462                  $      4,306
    Current portion of capital lease liability (Note 7) . . . . . . . . . . .           2,695                         2,607
    Telecommunications costs payable. . . . . . . . . . . . . . . . . . . . .           2,831                         2,233
    Deferred revenue (Note 1) . . . . . . . . . . . . . . . . . . . . . . . .           7,443                         2,198
    Current portion of notes payable (Note 6) . . . . . . . . . . . . . . . .               -                         2,043
    Other accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . .           5,105                         1,776
    Due to America Online, Inc. (Note 2). . . . . . . . . . . . . . . . . . .           7,000                             -
    Accrued compensation expense. . . . . . . . . . . . . . . . . . . . . . .           2,550                         1,404
    Income tax payable  . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,566                             -
    Network services payable    . . . . . . . . . . . . . . . . . . . . . . .           4,442                         1,216
                                                                               --------------                  ------------
         Total current liabilities  . . . . . . . . . . . . . . . . . . . . .          38,094                        17,783
                                                                               --------------                  ------------

LONG-TERM LIABILITIES:
         Capital lease liability (Note 7) . . . . . . . . . . . . . . . . . .           2,424                         5,090
                                                                               --------------                  ------------
         Total long-term liabilities  . . . . . . . . . . . . . . . . . . . .           2,424                         5,090
                                                                               --------------                  ------------

         Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .          40,518                        22,873
                                                                               --------------                  ------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (Note 3):
    Common stock, $.01 par value; 60,000 and 45,000 shares
      authorized at December 31, 1998 and  1997
      and 28,284 and 22,603 issued and outstanding at
      December 31, 1998 and  1997, respectively   . . . . . . . . . . . . . .             283                           226
    Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . .         209,983                        34,916
    Accumulated deficit   . . . . . . . . . . . . . . . . . . . . . . . . . .          (3,185)                      (13,729)
                                                                               --------------                  ------------
         Total stockholders' equity . . . . . . . . . . . . . . . . . . . . .         207,081                        21,413
                                                                               --------------                  ------------
                                                                               $      247,599                  $     44,286
                                                                               ==============                  ============

                 The accompanying Notes to Financial Statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                1998                 1997               1996
                                                            ------------       ----------         -------------
REVENUES:
    Access  . . . . . . . . . . . . . . . . . . . . . .  $        95,852       $       40,925     $    13,420
    Business services   . . . . . . . . . . . . . . . .           14,735                7,711           2,286
    Subscriber start-up fees  . . . . . . . . . . . . .            4,086                3,920           2,426
                                                         ---------------       --------------     -----------
      Total revenues  . . . . . . . . . . . . . . . . .          114,673               52,556          18,132
                                                         ---------------       --------------     -----------

COST AND EXPENSES:
    Cost of revenues -- recurring   . . . . . . . . . .           31,724               15,203           6,332
    Cost of subscriber start-up fees.   . . . . . . . .            2,612                1,619           1,876
    General and administrative  . . . . . . . . . . . .           38,443               22,265          10,072
    Selling...........  . . . . . . . . . . . . . . . .           18,881                8,519           4,089
    Depreciation and amortization   . . . . . . . . . .           15,227                8,695           3,285
                                                         ---------------       --------------     -----------
      Total operating expenses  . . . . . . . . . . . .          106,887               56,301          25,654
                                                         ---------------       --------------     -----------

OPERATING INCOME (LOSS) . . . . . . . . . . . . . . . .            7,786               (3,745)         (7,522)
INTEREST INCOME (EXPENSE), NET  . . . . . . . . . . . .            1,214                 (338)            (90)
                                                         ---------------       --------------     -----------

INCOME (LOSS) BEFORE TAXES  . . . . . . . . . . . . . .  $         9,000       $       (4,083)    $    (7,612)
                                                         ---------------       --------------     -----------

INCOME TAX BENEFIT                                                 1,544                    -               -
                                                         ---------------       --------------     -----------

NET INCOME (LOSS)                                        $        10,544       $       (4,083)    $    (7,612)
                                                         ===============       ==============     ===========

NET INCOME (LOSS) PER SHARE:
    Basic . . . . . . . . . . . . . . . . . . . . . . .  $          0.43       $        (0.18)    $     (0.48)
                                                         ===============       ==============     ===========
    Diluted . . . . . . . . . . . . . . . . . . . . . .  $          0.41       $        (0.18)    $     (0.48)
                                                         ===============       ==============     ===========

SHARES USED FOR COMPUTING NET
    INCOME (LOSS) PER SHARE:
    Basic . . . . . . . . . . . . . . . . . . . . . . .           24,611               22,542          15,758
                                                         ===============       ==============      ==========
    Diluted........   . . . . . . . . . . . . . . . . .           25,431               22,542          15,758
                                                         ===============       ==============      ==========


                 The accompanying Notes to Financial Statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                         Additional                                                Total
                                   Common Stock           Paid-in         Preferred Stock          Accumulated  Stockholders'
                           ---------------------------               -------------------------
                              Shares          Amount      Capital       Shares        Amount         Deficit       Equity
                            ----------       --------    ----------   ----------     --------       ---------   -------------
Balance, December 31, 1995         3,802    $      38    $      95        1,933     $   2,383     $  (2,034)    $     482
  Conversion of Class A
    preferred stock to common      3,563           36          709       (1,188)         (745)            -             -
  Conversion of Class B
    preferred stock to common      1,937           19          981         (645)       (1,000)            -             -
  Issuance of additional
    common stock, net of
    related offering expenses      6,075           60       14,089            -             -             -        14,149
  Conversion of Class C
    preferred stock to common        300            3          635         (100)         (638)            -             -
  Issuance of additional
    common stock, net of
    related offering expenses      6,750           68       18,319            -             -             -        18,387
  Issuance of common stock
    pursuant to exercise of
    options       . . . .              4            -            1            -             -             -             1
    Net loss      . . . .              -            -            -            -             -        (7,612)       (7,612)
                               ---------    ---------    ---------    ---------     ---------     ---------     ---------

Balance, December 31, 1996        22,431    $     224    $  34,829            -     $       -     $  (9,646)    $  25,407
  Issuance of common stock
    pursuant to exercise of
    options       . . . .            172            2           87            -             -             -            89
    Net loss      . . . .              -            -            -            -             -        (4,083)       (4,083)
                               ---------    ---------    ---------    ---------     ---------     ---------     ---------

Balance, December 31, 1997        22,603    $     226    $  34,916            -     $       -     $ (13,729)    $  21,413
  Issuance of additional
    common stock, net of
    related offering expenses      3,000           30       49,726            -             -             -        49,756
  Issuance of additional
    common stock, net of
    related offering expenses      2,300           23      124,761            -             -             -       124,784
Issuance of common stock
    pursuant to exercise of
    options       . . . .            381            4          580            -             -             -           584
    Net income    . . . .              -            -            -            -             -        10,544        10,544
                               ---------    ---------    ---------    ---------     ---------     ---------     ---------
Balance, December 31, 1998        28,284    $     283    $ 209,983            -     $       -     $  (3,185)    $ 207,081
                               =========    =========    =========    =========     =========     =========     =========

                 The accompanying Notes to Financial Statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                                    1998                   1997                      1996
                                                              -----------------      -----------------         --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)   . . . . . . . . . . . . . . . . . . . .   $      10,544      $       (4,083)           $    (7,612)
                                                                  -------------      --------------            -----------
    Adjustments to reconcile net loss to net cash provided
      by (used in) operating activities:
    Depreciation and amortization   . . . . . . . . . . . . . .          15,227               8,695                  3,285
    Deferred income taxes   . . . . . . . . . . . . . . . . . .          (4,544)                  -                      -
    Changes in operating assets and liabilities:
         Trade receivables  . . . . . . . . . . . . . . . . . .          (1,276)                 (5)                (1,477)
         Other current assets . . . . . . . . . . . . . . . . .             284                (565)                  (158)
         Trade accounts payable . . . . . . . . . . . . . . . .            (844)              2,352                  1,106
         Telecommunications cost payable  . . . . . . . . . . .             598               1,332                    700
         Deferred revenue . . . . . . . . . . . . . . . . . . .           5,245               1,782                     80
         Other accrued expenses . . . . . . . . . . . . . . . .           3,329               1,166                    246
         Accrued compensation expense . . . . . . . . . . . . .           1,146                 769                    520
         Income taxes payable . . . . . . . . . . . . . . . . .           2,566                   -                      -
         Network services payable . . . . . . . . . . . . . . .           3,226                 (89)                 1,305
                                                                  -------------      --------------            -----------
           Total adjustments  . . . . . . . . . . . . . . . . .          24,957              15,437                  5,607
                                                                  -------------      --------------            -----------
           Net Cash Provided By (Used In) Operating Activities           35,501              11,354                 (2,005)
                                                                   ------------      --------------            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment   . . . . . . . . . . .         (20,176)             (8,042)                (8,298)
    Purchase of customer base   . . . . . . . . . . . . . . . .         (27,312)               (960)               (12,249)
    Other...........  . . . . . . . . . . . . . . . . . . . . .            (159)                  -                   (789)
                                                                  -------------      --------------            -----------
         Net Cash Used In Investing Activities  . . . . . . . .         (47,647)             (9,002)               (21,336)
                                                                  -------------      --------------             ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds of loan from preferred stockholder   . . . . . . .               -                   -                  1,000
    Payments of loan from preferred stockholder                               -                   -                 (3,500)
    Proceeds from notes payable   . . . . . . . . . . . . . . .               -                   -                 11,488
    Payments of notes payable   . . . . . . . . . . . . . . . .          (2,043)               (624)                (8,822)
    Payments of capital lease obligations   . . . . . . . . . .          (2,578)             (2,084)                  (134)
    Issuance of common stock  . . . . . . . . . . . . . . . . .         175,124                  89                 32,537
                                                                  -------------      --------------           ------------
         Net Cash Provided By (Used In) Financing Activities  .         170,503              (2,619)                32,569
                                                                  -------------      --------------           ------------

NET INCREASE (DECREASE)  IN CASH AND CASH
    EQUIVALENTS   . . . . . . . . . . . . . . . . . . . . . . .         158,357                (267)                 9,228
CASH AND CASH EQUIVALENTS, beginning of year  . . . . . . . . .           9,386               9,653                    425
                                                                  -------------      --------------           ------------

CASH AND CASH EQUIVALENTS, end of year  . . . . . . . . . . . .   $     167,743      $        9,386           $      9,653
                                                                  =============      ==============           ============

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW
INFORMATION:
    Interest paid   . . . . . . . . . . . . . . . . . . . . . .   $         890      $          749           $        402
                                                                  =============      ==============           ============
    Income taxes paid   . . . . . . . . . . . . . . . . . . . .   $         434      $            -           $          -
                                                                  =============      ==============           ============

SUPPLEMENTAL NONCASH DISCLOSURES:
    Assets acquired under capital lease   . . . . . . . . . . .   $           -      $        8,443           $      1,473
                                                                  =============      ==============           ============
    Noncash accrual for acquired subscriber base  . . . . . . .   $       7,000      $            -           $          -
                                                                  =============      ==============           ============

                 The accompanying Notes to Financial Statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996


1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         MindSpring Enterprises, Inc. ("MindSpring" or the "Company") is a national provider of Internet access. The Company was incorporated in Georgia on February 24, 1994 and began marketing its services in June 1994. The Company reincorporated in Delaware and effected a recapitalization in December 1995.

         ESTIMATES AND ASSUMPTIONS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

         PRESENTATION

         Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

         SOURCES OF SUPPLIES

         The Company relies on third-party networks, local telephone companies, and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

         CASH AND CASH EQUIVALENTS

         The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

         CREDIT RISK

         The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. In addition, the concentration of credit risk is mitigated by the large number of customers comprising the customer base.
The carrying amount of the Company's receivables approximates their fair value.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when assets are installed or placed in service. The estimated useful life for all assets is five years or, for leasehold improvements, the life of the lease, if shorter.

         EQUIPMENT UNDER CAPITAL LEASE

         The Company leases certain of its data communication and other equipment under lease agreements accounted for as capital. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over their estimated useful lives of five years, which are longer than the terms of the leases.

         ACQUIRED CUSTOMER BASE

         The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet Service Providers ("ISPs"). The customer acquisition costs include the actual fee paid to the selling ISP, as well as legal and other expenses specifically related to the transactions. Subscriber acquisition costs capitalized at December 31, 1998 and 1997 were $47,521,000 and $13,209,000, respectively. Amortization is provided using the straight-line method over three years commencing when the customer base is received. Amortization expense for the years ended December 31, 1998, 1997, and 1996 was $7,048,000, $4,210,000, and $1,521,000, respectively. See Note 2 for further discussion.

         LONG-LIVED ASSETS

         The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and acquired customer bases, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

         INCOME TAXES

         Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

         STOCK-BASED COMPENSATION PLANS

         The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

         REVENUE RECOGNITION

         The Company recognizes revenue when services are provided. Services are generally billed one month in advance. During 1998, the Company began offering prepaid services. Advance billings including prepaid services and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

         BARTER TRANSACTIONS

         The Company engages in certain exchanges of services for advertising and promotional services. The Company records these transactions at the market value of the services provided. Such transactions are not material for the periods presented.

         ADVERTISING COSTS

         The Company expenses all advertising costs as incurred.

         NET INCOME (LOSS) PER SHARE

         The Company calculates net income (loss) per share as required by SFAS
No. 128, "Earnings Per Share."   Basic  earnings (loss) per common share
("EPS") was computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the year ended. The effect of the Company's stock options (using the treasury stock method) was included in the computation of diluted EPS for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, the effect of the options is excluded as their effect is anti-dilutive. The following table summarizes the shares used in the calculations:


                                                                     TWELVE MONTHS ENDED

                                                             1998            1997            1996
                                                          ----------      ----------      ----------
          (In Thousands)
          Weighted average shares
               Outstanding-basic                            24,611          22,542          15,758
          Effect of dilutive stock options                   820              -               -

                                                          ----------      ----------      ----------
          Shares used for diluted earnings per share        25,431          22,542          15,758

                                                          ==========      ==========      ==========

         RECENT ACCOUNTING PRONOUNCEMENTS

         In 1998, the Company was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

2.       CUSTOMER BASE ACQUISITIONS

         On June 28, 1996, the Company entered into a purchase agreement (as amended on January 27, 1997, the "Purchase Agreement") with PSINet Inc. ("PSINet"), pursuant to which the Company agreed to acquire certain of the tangible and intangible assets and rights related to the consumer dial-up Internet access services provided by PSINet in the United States, including (i) certain of PSINet's individual subscriber accounts and (ii) the lease for a customer support call center near Harrisburg, Pennsylvania (the "Harrisburg Facility"), and all related telephone switches and other equipment (the "Assets") for $12,929,000 (excluding accrued interest and increases in principal amount under the First and Second PSINet Notes previously paid by the Company) (the "Purchase Price"). In connection with fixing the aggregate amount of the Purchase Price, the Company and PSINet amended the Second PSINet Note to, among other things, reduce the principal amount owed thereunder to $3,078,000, an amount equal to the remaining balance of the Purchase Price as of January 24, 1997. As amended, the Second PSINet Note no longer accrued interest, was payable over a two-year period, and was discounted for financial statement purposes using the same rate of interest (Prime + 3%) as the prior PSINet Notes. The Company accreted the difference between the principal and total payable amount of $3,078,000 over the two years of the note.

         In connection with the PSINet transaction, the parties also entered into a network services agreement (as amended, the "Services Agreement") which enables MindSpring to offer nationwide Internet access through PSINet's network of over 200 points of presence ("POPs"). The term of the Services Agreement is 5 years commencing on June 28, 1996 and is automatically renewable annually thereafter unless either party notifies the other in writing not less than 12 months prior to the end of such 5-year period or any 12-month extension thereof. Either party may terminate the Services Agreement at any time upon 60 days' written notice without penalty. The Company and PSINet amended the Services Agreement effective January 1, 1997 to provide for certain discounts to the monthly service fees which otherwise would have been payable by the Company to PSINet. The Company earned credits of $2,000,000 and $2,050,000 during 1998 and 1997, respectively, and the discounts are reflected as reductions of cost of revenue. This arrangement ended in October 1998.

         On September 10, 1998, MindSpring entered into an Asset Purchase Agreement with America Online, Inc. ("AOL") and Spry, Inc. ("Spry"), a wholly owned subsidiary of AOL, to purchase certain assets used in connection with the consumer dial-up Internet access business operated by Spry (the "Spry Agreement"). Pursuant to the Spry Agreement, MindSpring acquired Spry's subscriber base of individual Internet access customers in the United States and Canada as well as various assets used in serving those customers, including a customer support facility and a network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Spry" name. The acquisition was closed on October 15, 1998 and in accordance with the agreement MindSpring paid the initial payment of $25,000,000 in cash to AOL The ultimate purchase price for these assets was based primarily upon the number of acquired subscribers who remain active with MindSpring as continuing users in good standing as of December 31, 1998. The Company has calculated the final purchase price to be approximately $32,000,000 and has accordingly accrued an additional $7,000,000 in the accompanying balance sheet. The transaction is being accounted for as a purchase. See Note 10 for further discussion.

3.       STOCKHOLDERS' EQUITY

         At the annual meeting of stockholders in May 1998 the Company voted to approve and adopt an amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of $.01 par value common stock from 15,000,000 to 60,000,000 and to eliminate the Company's Class C Preferred Stock.

         STOCK SPLIT

         On June 24, 1998 the Company effected a three-for-one stock split of the outstanding shares of common stock in the form of a stock dividend. Accordingly, all data shown in the accompanying financial statements and notes has been retroactively adjusted to reflect the stock split.

         COMMON STOCK

         In June 1998, the Company issued 3,000,000 shares at a public offering price of $17.67. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $49,756,000.

         In December 1998, the Company issued 2,300,000 shares at a public offering price of $57.00. The total proceeds of the offering, net of underwriting discounts and offering expenses were approximately $124,784,000.

 4.      STOCK-BASED COMPENSATION PLANS

         EMPLOYEE STOCK OPTION PLAN

         Under the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan"), 3,000,000 shares of common stock are reserved and authorized for
issuance upon the exercise of options.   All employees of the Company are
eligible to receive options under the Stock Option Plan. The compensation committee of the board of directors administers the Stock Option Plan. Options granted under the Stock Option Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Options generally become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant or, in certain cases, the commencement date of the holder's employment; (ii) an additional 25% of the options become exercisable three years after the date of grant or, in certain cases, the commencement date of the holder's employment; and (iii) the remaining 25% of the options become exercisable four years after the date of grant or, in certain cases, the commencement date of the holder's employment. Except as noted in the next sentence, all options were granted at an exercise price equal to the estimated fair value of the common stock on the dates of grant as determined by the board of directors based on equity transactions and other analyses. Options granted to holders of 10% or more of the outstanding common stock were granted at an exercise price equal to 110% of the estimated fair value of the common stock on the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant or, in certain circumstances, the commencement date of the option holder's employment.

         DIRECTORS' STOCK OPTION PLAN

         Under the Company's Directors' Stock Option Plan (the "Directors' Plan"), adopted in December 1995, 210,000 shares of common stock are authorized for issuance to nonemployee directors (in the form of 30,000 options per director) upon their initial election or appointment to the board or, in the case of directors who joined the board prior to the creation of the Directors' Plan, upon the adoption of the Directors' Plan by the board of directors. The Directors' Plan, as amended by the board of directors on March 25, 1998 and approved by the stockholders on May 20, 1998, provides for discretionary option grants. Options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based upon equity transactions and other analyses. The options expire ten years from the date of grant.

         STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

         During 1995, the Financial Accounting Standards Board issued SFAS No.123, which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock-based compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in this statement had been applied.

         The Company has elected to account for its stock-based compensation plans under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1998, 1997, and 1996 using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions used for grants in 1998, 1997, and 1996:

                                                 1998                 1997                 1996
                                            ---------------      ----------------     ----------------
          Risk-free interest rate                     5.3%                  6.4%                 6.4%

          Expected dividend yield                       0%                    0%                   0%

          Expected lives                         3.5 years             3.5 years            3.5 years

          Expected volatility                        95.0%                 58.4%                69.3%


         The total value of options granted during 1998, 1997, and 1996 was computed as approximately $38,679,000, $3,735,000 and $601,000, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income (loss) and pro forma net income
(loss) per share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

          (In Thousands Except Per Share Data)        As Reported          Pro Forma
                                                    ---------------    -----------------
          1996
          Net loss                                   $     (7,612)       $     (7,836)
          Net loss per share                         $      (0.48)       $      (0.50)

          1997
          Net loss                                   $     (4,083)       $     (5,402)
          Net loss per share                         $      (0.18)       $      (0.24)

          1998
          Net income                                 $      10,544       $       2,291
          Net income per diluted share               $        0.41       $        0.09

         A summary of the status of the Company's two stock options plans at December 31, 1998, 1997 and 1996 and changes during the years then ended are presented in the following table:

                                                                               Weighted
                                                                                Average
                                                              Shares           Price Per
                                                          (In Thousands)         Share
                                                         ----------------   ----------------
          December 31, 1995                                        1,071          $0.62
          Grants                                                     756           2.87
          Exercised                                                  (3)           0.21
          Forfeitures                                               (90)           2.01
                                                         ----------------
          December 31, 1996                                        1,734           1.53
          Grants                                                     453           4.21
          Exercised                                                (171)           0.29
          Forfeitures                                              (174)           3.12
                                                         ----------------
          December 31, 1997                                        1,842           2.15
          Grants                                                     861          37.53
          Exercised                                                (382)           1.53
          Forfeitures                                              (198)           7.96
                                                         ----------------
          December 31, 1998                                        2,123          16.10
                                                         ================
          Weighted average fair value of options
              granted in 1998                                      $  45
                                                         ================


         The following table summarizes the number of options outstanding by year of grant:

                                                                                                Weighted
                                 Number                                                         Average
              Year                 Of                Exercise             Weighted             Remaining
               Of                Shares                Price              Average             Contractual
              Grant          (In Thousands)            Range               Price                  Life
         ----------------   ----------------      ----------------     ---------------       -------------
              1998                 808               $10.94-60.69            $38.59            9.6 years
              1997                 341                2.33 - 9.71              4.40               8.4
              1996                 388                  2.13-4.13              2.79               7.6
              1995                 586                  0.21-2.13              0.67               6.5

       The following table summarizes the options exercisable as of December 31, 1998, 1997 and 1996:

                                                                             Weighted
                                      Number                                  Average
                                        of                Weighted           Remaining
                                      Shares              Average           Contractual
               As of              (In Thousands)           Price               Life
        ------------------      ------------------   ------------------   ----------------
          Dec. 31, 1998                537                 $1.16             6.8 years
          Dec. 31, 1997                366                 $0.73                7.5
          Dec. 31, 1996                210                  0.21                8.1

       EMPLOYEE BENEFIT PLAN

       The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Annually, the Company determines whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any matching contributions to the Savings Plan.

5.     RELATED-PARTY TRANSACTIONS

       The Company has entered into certain business relationships with several subsidiaries and affiliates of ITC Holding Company, Inc. ("ITC Holding"). Except as noted below, none of these transactions were material for the periods presented.

       The Company purchases long-distance telephone services and wide area network transport service from ITC/\DeltaCom, Inc. ("ITC/\DeltaCom"), a related party through relationships with ITC Holding. Long-distance charges from ITC/\DeltaCom totaled approximately $3,672,000, $1,942,000 and $677,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

6.     DEBT

       The Company's only debt obligation for the periods presented is a promissory note issued in connection with the PSINet transaction. The final payment on this note was made in December 1998.

                                                           1998                1997
                                                    ----------------   ----------------
                                                                (In Thousands)
       PSINet Note, due October, 1998                 $        -              $2,043

       Less  current maturities                                -              (2,043)
                                                    ----------------   ----------------
       Long-term obligations                          $        -           $       -
                                                    ================   ================

       The carrying value of the PSINet Note approximated the market value as of December 31, 1997.

7.        COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company leases certain equipment under agreements, which are classified as capital leases. These leases have original terms of three years or less and contain bargain purchase options at the end of the original lease terms. The Company also has operating leases, which relate to the lease of office and equipment space. Rental expense attributable to these operating leases was approximately $1,953,000, $1,420,000, and $519,000 for the year ended December 31, 1998, 1997 and 1996, respectively.

         At December 31, 1998, the Company's capital lease obligations and minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year were as follows:

                                                     Capital              Operating
                                                     Leases                Leases
                                                 ---------------      ----------------
                                                            (In Thousands)
          1999                                           $3,103               $ 3,385
          2000                                            2,595                 3,392
          2001                                                -                 1,441
          2002                                                -                   829
          2003 and thereafter                                 -                   963
                                                 ---------------      ----------------
             Total minimum lease payments                 5,698               $10,010
                                                                      ================
          Amounts representing interest                   (579)
                                                 ---------------
          Present value of net minimum
             payments                                     5,119
          Current portion                               (2,695)
                                                 ---------------
          Long-term capitalized lease
             obligations                                 $2,424
                                                 ===============

         LEGAL PROCEEDINGS

         The Company is subject to legal proceedings and claims that arise in the ordinary course of business. As of December 31, 1998, management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

8.       INCOME TAXES

         The provision for income taxes is attributable to:

                                                                 1998                1997               1996
                                                            --------------      --------------     --------------
                                                                                (In Thousands)
          Current                                               $   3,000         $       -         $        -
          Deferred                                                    654            (1,574)            (2,915)
          Increase in (reversal of) valuation allowance           (5,198)              1,574              2,915
                                                            --------------      --------------     --------------
             Income tax provision (benefit)                     $ (1,544)         $        -        $         -
                                                            ==============      ==============     ==============

         A reconciliation of the income tax provision (benefit) computed at statutory tax rates to the income tax benefit for the year ended December 31, 1998, 1997 and 1996 is as follows:

                                                              1998         1997        1996
                                                           ----------   ----------  ----------
               Income tax benefit at statutory rate              34%       (34)%        (34)%

               State income taxes, net of federal benefit          4         (4)          (4)

               Other                                               2           0            0

               Valuation allowance                              (57)          38           38
                                                           ----------   ----------  ----------
                     Total income tax provision (benefit)      (17)%          0%           0%
                                                           ==========   ==========  ==========

         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:


                                                            1998             1997
                                                        ------------     ------------
                                                               (In Thousands)
          Deferred tax assets:
            Net operating loss carryforwards             $        -        $   3,866
            Acquired customer base                            3,902            1,742
            Deferred revenue                                  2,221              835
            Allowance for doubtful accounts                     465              285
            Prepaid revenue                                     608                -
            Accrued vacation                                    371                -
            Other accrued liabilities                             -              126
                                                        ------------     ------------
               Total deferred tax assets                      7,567            6,854
                                                        ------------     ------------

          Deferred tax liabilities:
            Depreciation                                    (2,779)          (1,608)
            Other                                             (244)             (48)
                                                        ------------     ------------
               Total deferred tax liabilities               (3,023)          (1,656)
                                                        ------------     ------------

          Net deferred tax asset                              4,544            5,198
          Valuation allowance for deferred tax assets             -          (5,198)
                                                        ------------     ------------
          Net deferred taxes                             $    4,544        $       -
                                                        ============     ============

         The Company's net operating loss carryforwards will expire between 2009 and 2012 unless utilized. Due to the fact that prior to 1998 the Company incurred losses since inception, the Company did not recognize the income tax benefit of the net operating loss carryforwards. Management provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. Management reviewed this position based on the net income generated in 1998 as well as the projections of future income and determined that it was more likely than not that the deferred tax assets would be realized. Accordingly, the Company reversed its entire valuation allowance in 1998. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under Section 382 of the Internal Revenue Code if ownership of the Company changes by more than 50%, as defined.

9.               QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following is a summary of the unaudited quarterly results for 1998, 1997, and 1996:

                 (In Thousands Except Per Share Data)


                                               Operating             Net            Net Income
  Quarter Ended                 Revenue      Income (Loss)      Income (Loss)    (Loss) Per Share
------------------------       ---------    ---------------    ------------------------------------
                                                                                 Basic    Diluted
December 31, 1998               $39,534             $1,299             $3,679      $.14       $.13
September 30, 1998               28,695              3,440              3,985       .15        .15
June 30, 1998                    25,060              1,994              2,020       .09        .08
March 31, 1998                   21,384              1,053                860       .04        .04

December 31, 1997               $17,209               $646               $498      $.02       $.02
September 30, 1997               13,967              (465)              (626)     (.03)      (.03)
June 30, 1997                    11,600            (1,421)            (1,430)     (.06)      (.06)
March 31, 1997                    9,780            (2,505)            (2,525)     (.11)      (.11)

December 31, 1996                $8,524           ($2,378)           ($2,411)    ($.11)     ($.11)
September 30, 1996                5,301            (2,601)            (2,702)     (.18)      (.18)
June 30, 1996                     2,495            (1,577)            (1,460)     (.10)      (.10)
March 31, 1996                    1,812              (966)            (1,039)     (.10)      (.10)

               See Note 1 for a discussion of earnings per share.

10.      SUBSEQUENT EVENT

ACQUISITION

         On February 17, 1999, MindSpring acquired certain tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication
Services, Inc. ("NETCOM"), a Delaware corporation and an indirect wholly owned subsidiary of ICG Communications, Inc. including, (i) approximately 400,000 of NETCOM's individual Internet access accounts; (ii) approximately 3,000 dedicated Internet access accounts; (iii) approximately 18,000 Web hosting accounts; and (iv) various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Brazil, Canada and the United Kingdom). The acquisition was effected pursuant to an Asset Purchase Agreement dated January 5, 1999 between MindSpring and NETCOM. MindSpring paid NETCOM approximately $245,000,000, including $215,000,000 in cash and $30,000,000 in
MindSpring stock.

         The NETCOM operations outside the United States are not included in this transaction. In addition, NETCOM (which will change its name in the near future) will retain all of the assets used in connection with its network operations. Under a separate network services agreement, NETCOM (operating under a new corporate name) will sell MindSpring wholesale access to its network. The agreement has an initial term of one year, with an option for a second year on potentially different terms to be negotiated and accepted by both parties.

         The transaction will be accounted for as a purchase. The purchase price will be allocated to the underlying assets purchased and liabilities assumed based on their fair market values at the acquisition date.

         The following table summarizes the net assets purchased in connection with the NETCOM and Spry acquisitions and the amount attributable to cost in excess of net assets acquired in millions:

                                                   NETCOM             Spry
                                                 ----------         ----------
          Working capital                          $ (3.0)            $     -

          Property and equipment                     17.2                   -

          Other assets                                0.2                   -

          Acquired customer base                    230.6                32.0


         The preliminary estimate of net assets represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date. Acquired subscriber bases are amortized over 3 years.

         The following unaudited pro forma condensed statements of operations (in millions) assumes the NETCOM and Spry acquisitions occurred on January 1, 1997. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.

                                                   1998               1997
                                                 --------           ----------
          Revenue                                $ 294.9            $ 250.3

          Net Loss                                (101.5)            (101.0)

          Net Loss per share                       (3.57)             (3.58)


CREDIT FACILITY

         Subsequent to year end, the Company obtained a $100 million secured revolving credit facility from First Union National Bank and certain other lenders. The credit facility may be increased to $200 million with the approval of 51% of the lenders. The credit facility has an interest rate of either the bank rate plus 25 to 100 basis points (defined as the banks prime rate or the overnight federal funds rate plus 50 basis points) or LIBOR plus 125-200 basis points depending upon the ratio of total debt to EBITDA. The facility is available for 36 months and contains certain restrictive covenants including certain financial ratios. Additionally, borrowings are secured by all assets and properties. To complete the NETCOM acquisition, the Company borrowed $80 million under this facility. The proceeds from any future debt issuances and certain sales of assets and insurance proceeds must be used to repay any outstanding borrowings.